Exhibit 5.1

May 28, 2014

Sophiris Bio Inc.

1258 Prospect Street

La Jolla, California

United States

Dear Sirs/Mesdames:

Re:	Sophiris Bio Inc.

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Sophiris Bio Inc., a corporation governed by the laws of British Columbia (the “Company”), of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to 3,409,629 common shares (the “Shares”) in the capital of the Company reserved for issuance pursuant to a common stock purchase agreement dated May 16, 2014 (the “Common Stock Purchase Agreement”), between the Company and Aspire Capital Fund, LLC (“Aspire”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectus, (b) the Company’s Certificate of Amalgamation, Certificate of Name Change, Notice of Articles and Articles, as currently in effect, (c) the Common Stock Purchase Agreement, and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters.

Our opinion is expressed only with respect to the laws of the Province of British Columbia. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 694,865 Shares that have already been issued to Aspire pursuant to the Common Stock Purchase Agreement are validly issued, fully paid and non-assessable Shares and we are of the opinion that the 2,714,764 Shares, when sold and issued by the Company in accordance with the Registration Statement and related prospectus and the terms of the Common Stock Purchase Agreement, including receipt of the consideration therefore, will be validly issued, fully paid and non-assessable Shares.

Yours truly,

/s/ Fasken Martineau DuMoulin LLP